                                                                  Exhibit 11.1
                       WIRELESS TELECOM GROUP, INC.
                    COMPUTATION OF PER SHARE EARNINGS
                              (Unaudited)

                                                 For the Three Months
                                                    Ended March 31,
                                                 1997            1996
                                               ---------       ---------
NET INCOME                                   $ 2,239,280     $ 1,816,947
                                               ---------       ---------
PRIMARY
 Weighted average shares                      17,409,947      17,291,436
 Assumed conversions:
   Stock options                                 414,331         288,346
                                              ----------      ----------
      Total weighted average
        shares outstanding                    17,824,278      17,579,782
                                              ==========      ==========

 Per share amounts                           $       .13    $        .10
                                              ==========      ==========

FULLY DILUTED
Weighted average shares                       17,409,947      17,291,436
Assumed conversions:
   Stock options                                 414,331         288,346
                                              ----------      ----------
      Total weighted average
        shares outstanding                    17,824,278      17,579,782
                                              ==========      ==========

 Per share amounts                          $        .13    $        .10
                                              ==========      ==========

                                   -11-